Exhibit 10.2

                             SHAREHOLDERS' AGREEMENT

THIS SHAREHOLDERS' AGREEMENT ("AGREEMENT") is made the 6 day of November 2007

BETWEEN:

TWO WAY MEDIA LIMITED, a company registered in England and Wales under number 4904168 and whose registered office is at 19 Bolsover Street, London W1W 5NA ("TWM"),

AND

ZONE 4 PLAY INC., a company registered under the laws of Delaware and whose principal place of business is at 103 Foulk Road, Suite 202, Wilmington, Delaware 19803 U.S.A ("Z4P");

(TWM and Z4P hereinafter each referred to as a "PARTY" and jointly referred to as the "PARTIES").

WHEREAS: the Parties have incorporated a new entity in Alderney bearing the name Two Way Gaming Limited (the "COMPANY") to conduct all gambling activity undertaken by the Parties on interactive television, mobile telephony, participation television and the internet and to carry on the Business (as defined below); and

WHEREAS:       the parties are the equal holders of all of the issued Shares;
               and

WHEREAS: the Parties hereto desire to set forth certain matters and agreements regarding the Company and the Shares.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1
                           INTERPRETATION AND PURPOSE

1.01 BUSINESS

     The Parties have established the Company for the purposes of undertaking the Business (as defined below).

1.02 DEFINITIONS

     In this Agreement:

     "ACCOUNTANT" means the accountant(s) of the Company from time to time appointed pursuant to this Agreement;

     "ACT" means the Companies (Alderney) Law, 1994, as amended;

     "AFFILIATE" a company shall be an "Affiliate" of another company if one of them is the Subsidiary of the other or both are Subsidiaries of the same Holding Company or each of them is controlled by the same person, and "Affiliates" shall be construed accordingly, save that this definition shall not in any way extend to Ingenius Media Active Capital Limited;



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     "ARTICLES" means the articles of association of the Company as adopted from time to time;

     "BANK" means the bank or other financial institution at which the Company from time to time maintains its general business account;

     "BOARD" means the board of Directors of the Company from time to time;

     "BUDGET" means the budget of the Company approved by the Board from time to time in accordance with the provisions of this Agreement;

     "BUSINESS" means the operation of the betting brand "Winner Channel" and the conduct of gambling activity as currently undertaken by the Parties on interactive television, mobile telephony, participation television and the internet;

     "BUSINESS DAY" means a day other than a Saturday, Sunday or statutory holiday in the United Kingdom, Israel or Alderney;

     "BUSINESS PLAN" means the business plan of the Company as set out in Appendix A or as determined from time to time pursuant to Clause 3.01(5);

     "DIRECTORS" means the directors of the Company (excluding the Managing Director);

     "HOLDING COMPANY" shall be as defined in Article 4 of Schedule 4 of the Act;

     "INTERESTED PARTY" means any company promoted by the Company, any Subsidiary of the Company, any company in which the Company may be interested as a shareholder or otherwise, any Affiliate of the Company, any Affiliate of any Subsidiary of the Company, any Affiliate of any company in which the Company may be interested as a shareholder or otherwise, any Director or officer of the Company or any director or officer of any Subsidiary of the Company, any Subsidiary or Affiliate of any officer or Director of the Company, any Shareholder or any Subsidiary or Affiliate of any Shareholder;

     "IP" means any patents, inventions, know-how, trade secrets and other confidential information, copyrights, database rights, design rights, trade marks, service marks, logos, domain names, business names, trade names, moral rights and all registrations or applications to register any such rights and any other intellectual property rights in the nature of any such rights in any country or jurisdiction;

     "MANAGING DIRECTOR" shall be the managing director appointed from time to time in accordance with the provisions of section 3.01(1) of this Agreement;

     "MIXTV" means the additional hardware and software supplied by Z4P and its subsidiaries to TWM for the purpose of operating certain gambling products at the time of execution of this Agreement and all subsequent derivations, modifications and upgrades thereafter;

     "PARTIES" means the parties to this Agreement and Party shall be construed accordingly;

     "SECURITIES" means shares of any class or a debt obligation of the Company to a Shareholder and includes a certificate evidencing such a share or debt obligation;


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     "SERVICE LEVEL AGREEMENT" means the agreements setting out the services to be provided by each of the Shareholders from time to time;

     "SHARES" means ordinary shares of (pound)1.00 each in the share capital of the Company;

     "SHAREHOLDERS" means TWM and Z4P and their respective successors and assigns, as appropriate, and "Shareholder" shall be construed accordingly;

     "SUBSIDIARY" shall have the meaning given to it in Schedule 4 of the Act, and "Subsidiaries" shall be construed accordingly;

     "TRANSFER" means to sell, assign, surrender, gift, transfer, pledge, mortgage, charge, create a security interest in, hypothecate or otherwise encumber or deal with any interest, legal or beneficial, in the subject-matter of the transfer;

     "TRANSFER VALUE" means the fair market value of Shares to be transferred in accordance with this Agreement as agreed between the vendor and the purchaser or as determined in accordance with section 6.07 of this Agreement;

     "TRANSFER VALUATION DATE" means the date on which an event described in this Agreement which initiates a right or obligation to purchase Shares occurs;

     "TWM CLIENT CONTRACTS" means the contracts listed at Appendix B;

     "TWM DIRECTOR" means any one of the Directors appointed to the Board by TWM in accordance with the provisions of section 3.04(1);

     "WINNER CHANNEL" means the brand under which certain TWM gaming products have been offered to consumers;

     "Z4P DIRECTOR" means any one of the Directors appointed to the Board by Z4P in accordance with the provisions of section 3.04(1);

     "ZONEMAS" means the hardware and software systems supplied by Z4P currently used by TWM for operating their gambling products at the time of this agreement and all subsequent derivations, modifications and upgrades thereafter.

                                    ARTICLE 2
                        COMPANY AND CONDITIONS PRECEDENT

2.01 ESTABLISHMENT

     (1) The Parties have established and registered the Company in Alderney on 25 July 2007.

     (2) The Parties may consider establishing Subsidiaries in Alderney or elsewhere or may consider transferring part or all of the Business to a jurisdiction other than Alderney or to an entity other than the Company.

     (3) The Company obtained a Gaming Licence in Alderney on 31 August 2007. The Parties agree that they shall do everything in their power to ensure that the Company operates the Business within the provisions of the aforementioned Gaming Licence.


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2.02 SHARE CAPITAL

     (1) The authorised and issued share capital of the Company shall consist of 10,000 Shares and each Share shall rank PARI PASSU in all respects save as specified in the Articles and this Agreement. Each party has an equity holding in Shares, as follows:

               o TWM - 50.0% (fifty percent), being 5,000 Shares of (pound)1.00 each;

               o Z4P - 50.0% (fifty percent), being 5,000 Shares of (pound)1.00 each.

     (2) The Board of Directors of the Company may resolve to allocate to an employee share option scheme a number of shares equal to ten (10%) percent of the Company's authorised but unissued share capital. This scheme shall be subject to an employee share option plan which shall be administered and constituted as the Board determines from time to time.

     (3) Each Share shall, in addition to those rights conferred in the Articles, entitle the Shareholder to:

          o receive notice of and vote in, any general meeting of the Shareholders of the Company;

          o as determined by the Board, and as permitted by the Act, receive a distribution by way of dividend or otherwise by the Company, PRO RATA to the number of Shares held or as otherwise determined at the time; and

          o in the event of liquidation or winding up of the Company, receive a PRO RATA share of the remaining assets of the Company following satisfaction of all liabilities ranking in priority, or as otherwise determined at the time.

     (4) The Articles of Association of the Company shall be amended to reflect relevant provisions of this Agreement. In the event of a conflict between any provision of this Agreement and any provision of the Articles, the provision of this Agreement shall prevail and, at the request of any Shareholder, a resolution shall be proposed to amend the Articles to remedy the conflict.

2.03 CONDITIONS PRECEDENT

     The following shall be conditions precedent to the completion of this
     Agreement:

     (1) The termination of the Interactive Fixed Odds Betting Services Agreement dated 22 February 2005 and entered into between Z4P, TWM and Winner.com (UK) Limited (the "WINNER CHANNEL AGREEMENT"); and

     (2) The receipt of TWM of an undertaking from Winner.com (UK) Limited waiving and terminating any rights it has under the provisions of the Winner Channel Agreement, in particular, but without prejudice to the foregoing, in relation to TWM and the Company's use of the Winner Channel brand or logo, and that Winner.com (UK) Limited waives any rights it may have under the provisions of the Winner Channel Agreement or otherwise to make any claim against TWM or the Company.


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                                    ARTICLE 3
                                   MANAGEMENT

3.01 BOARD OF DIRECTORS

     (1) The Board shall consist of no more than five (5) Directors (of which one shall be the Managing Director). Each shareholding comprising 25% of the total issued share capital of the Company shall entitle the holder to appoint one Director to the Board. Should a director who was an appointee of a Shareholder die or resign from the Board, be removed in accordance with the provisions of the Articles, or be removed by such appointing Shareholder, the Shareholder in such case shall be permitted to appoint a Director to replace the Director who died, resigned or was removed. The Board shall from time to time appoint a Managing Director who shall have the duties and obligations set out in this Agreement. The Managing Director shall have no right to vote at Board meetings, save where he or she is also a Director who was an appointee of a Shareholder in which case he or she will retain their one vote as a Director but will not have an additional vote as a Managing Director. The Managing Director will form part of the quorum for Board meetings of the Company.

     (2) The Board shall meet at least once a month until otherwise determined by unanimous resolution of the Board. The Board shall meet at the registered office of the Company at least four times per year and if a meeting of the Board is not held during any one month period (or other period as determined by unanimous resolution of the Board), any director may call a meeting of the Board on ninety six (96) hours' prior written notice to the other members of the Board. At each meeting of the Board, unless waived by unanimous resolution of the Board, the Managing Director shall report fully to the Board with respect to the current status of the operations of the Company and with respect to all major developments or planned action involving the Company and shall present to the meeting complete current financial information with respect to the Company.

     (3) A quorum for meetings of the Board shall be three, which must include the Managing Director and a director representing each shareholder of the Company. If a quorum is not obtained at any meeting, the meeting shall be adjourned and may be reconvened upon seven (7) days' notice to the Board, at which reconvened meeting the quorum shall be those directors present at the meeting.

     (4) Any or all directors may participate in a meeting of the Board or of any committee of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to hear and communicate with each other simultaneously and a director participating in such a meeting by such means is deemed to be present at the meeting.

     (5) The Budget and the Business Plan shall be prepared annually by the Managing Director and approved at the meeting of the Board first following the beginning of the Company's financial year. The first Business Plan for the Company is attached as Appendix A.


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3.02 SIGNING OFFICERS

     The authorized signing officers of the Company shall be the Managing Director and/or any delegates of the Managing Director (as approved by the Board), unless or until decided otherwise by the Board.

3.03 EMPLOYEES

     The Company initially will not have any employees, except for the Managing Director. Upon Board decision the Company shall employ such number of employees as are deemed necessary to conduct the Business.

3.04 APPROVAL OF MATTERS

     (1)  "MATERIAL ACTION" means any one or more of the following:

          (a) any change in the Memorandum or Articles of Association of the Company;

          (b) any change in the authorized or issued share capital of the Company;

          (c) any alteration or change to the rights, preferences, or privileges of the Shareholders;

          (d)  any increase in the number of Directors of the Company;

          (e) any declaration or payment of any dividend or other distribution of cash, shares, or other assets of the Company;

          (f) taking a decision to cease all or a substantial part of the Business;

          (g) any decision that approves any transaction or loan exceeding (pound)3,000 in value with or between the Company and any officer, Director, or Shareholder of the Company or any Interested Party;

          (h) any decision that authorizes the disposal of more than 10% of the Company's IP;

          (i)  any decision to acquire an entity or business;

          (j) any decision to sell a material asset not in the ordinary course of the Business;

          (k) any decision that appoints or removes either of the Parties from any position they may hold in the Company and/or that alters the terms of that position;

          (l) any withdrawal and/or transfer of money from the Company's bank accounts, not in the ordinary course of the Business;

          (m) any decision approving the Business Plan and the Budget and/or effecting any material deviation therefrom;

          (n) any decision determining, or effecting a change to, signatory rights as specified in section 3.02;


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          (o)  any decision regarding the entry into any agreement or the making of any offer or the granting of any right capable of becoming an agreement to allot or issue any Shares;

          (q) any action which may lead to or result in a material change in the nature of the Business;

          (r) any decision regarding the entry into any agreement by the Company other than in the ordinary course of the Business;

          (s) the taking of any steps to wind-up or terminate the corporate existence of the Company or to strike off the Company;

          (t) the sale, lease, exchange or disposition of all or a substantial part of the undertaking or property or assets of the Company;

          (u) the entering by the Company into an amalgamation, merger or consolidation with any other body corporate;

          (v) the redemption or purchase by the Company of its issued share capital;

          (w) the repayment of any loans owing by the Company to any Shareholder, except as contemplated in section 5.03;

          (x) the fixing, paying or changing of any salary, bonus or fee to any party or any Director of the Company, except as specified in the Budget;

          (y)  any agreement with or commitment entered into with any Party;

          (z) the agreement, termination or amendment of a Service Level Agreement;

          (aa) any decision requiring the unanimous consent of the Board as set out elsewhere in the provisions of this Agreement;

          (bb) the appointment of and any change in the Managing Director;

          (cc) the entry into loans or credit facilities of any kind not in the ordinary course of the Business;

          (dd) the provision of additional working capital as provided for in section 5.01;

          (ee) the giving or entry into any guarantees or indemnities by the Company;

          (ff) the initiation of any legal proceedings in any jurisdiction by the Company or the defence or settlement of any legal proceedings or actions commenced against the Company; and

          (gg) any decision to set up an employee share option plan in accordance with the provisions of Clause 2.02(2).

     (2) "SPECIAL QUORUM ACTION" shall mean any of the following actions undertaken by the Company:


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          (a)  effecting a transaction with any Interested Party (including, without limitation, a transaction with any shareholder of the Company, or in which such shareholder is an interested party);

          (b) the approval of a contract with a customer, supplier or contractor to the Company where the annual value to the Company or cost to the Company or liability incurred by the Company exceeds (pound)25,000; and

          (c)  the issue of loan notes as provided for in section 4.07.

     (3) No Material Action shall be taken without the unanimous consent of the Board. No Special Quorum Action shall be taken without the agreement of one of the Directors appointed by each Shareholder.

     (4) The Managing Director shall take all action within his power to ensure that:

          (a) the Company does not violate the terms of any credit facility it has established with any lender;

          (b) the Company complies, in all material respects with all applicable laws, rules, regulations and orders applicable to the Company, its assets, or the Business including, without detracting from the generality of the foregoing, the maintenance of any capital requirements or liquidity conditions imposed under any licence to which the Company may be subject and/or to any other regulatory or legal requirements or conditions to which the Company may be subject at the time;

          (c) the Company observes and conforms to all applicable requirements of any governmental authorities relating to the conduct of the Business or the property and assets of the Company;

          (d) the Company maintains and keeps in full force and effect its corporate existence and all licenses and permits necessary to ensure the proper conduct of the Business, including without limitation, preserving and maintaining all of its proprietary rights;

          (e) the Company maintains its useful assets in good working order and condition, and makes all necessary and needful repairs, renewals, replacements, additions and improvements thereto;

          (f) the Company keeps proper books of records and accounts in which full, true and correct entries in accordance with generally accepted accounting principles will be made of all dealings or transactions relating to its business and activities;

          (g) the Company pays all of its obligations and liabilities when due, including (without limitation) all taxes, assessments, annual filing fees and governmental charges or levies imposed upon it or upon its income or profits or upon any property securing any obligations under this Agreement, and maintains appropriate reserves for the payment of the same in accordance with generally accepted accounting principles; provided, however, that (unless and until foreclosure, distraint, sale or other similar proceedings shall have been commenced) nothing in this section shall require the Company to observe or conform to any requirements of a governmental authority, or to pay any obligation or liability, so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently prosecuted and provided that provision is made for the eventual payment thereof in the event it is found that such are payable by the Company;


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          (h)  the Company maintains, with financially sound and responsible companies, insurance in such form and in such amounts and against such risks as is customarily carried by companies engaged in the same or a similar business and operating like properties, including without limitation: (a) insurance on its properties against loss or damage by fire or other hazard, (b) adequate insurance against liability on account of or damage or injury to persons and property and under all applicable workman's compensation laws, and (c) directors' and officers' liability insurance in an amount consistent with applicable law;

          (i) the Board of Directors of the Company furnishes to the Shareholders prompt notice of all actions, suits and proceedings before any court, tribunal or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, materially affecting the Company or its business, operations or properties;

          (j) the Company complies with all of its obligations under this Agreement;

          (k) no capital or operating expenditures of the Company not included in the Budget or the Business Plan are made without the unanimous consent of the Board; and

          (l) written notice is given to the Shareholders of any failure to meet any of the obligations set forth in this section 3.04(3), as soon as the Managing Director becomes aware of such failure.

     (5) The Managing Director shall further take all action within his power to:

          (a) give prompt written notice of any material adverse change in the Business, conditions or operations, financial or otherwise, of the Company, with a statement setting forth details of such a material adverse change and the action of which the Company proposes to take with respect thereto to the Board;

          (b) promptly after the request of a Director, furnish to such Director such information regarding the conditions or operations, financial or otherwise, of the Company as such Director may from time to time reasonably request; and


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     (c)  give the Board written notice of any condition or event which has resulted or would with passage of time result in:

          (i) a material adverse change in the Business or the conditions or operations of the Business or the Company, whether financial or otherwise;

          (ii) a material breach or non-compliance with any term, condition or covenant of any material contract to which the Company is a party or by which it or its property or assets may be bound;

          (iii) any litigation or proceedings affecting any of the transactions contemplated by this Agreement or affecting the Company which, if adversely determined, might have a materially adverse effect upon the financial conditions, business or operations of the Company; and upon the Company's receipt of any notice or process service, of any litigation or claims of any kind in excess of (pound)25,000, initiated or asserted against the Company, which might subject the Company to liability, whether covered by insurance or not;

          (iv) any dispute between the Company and any governmental regulatory body or other party which might materially affect the transactions contemplated by this Agreement or materially interfere with the normal business operations of the Company; or

          (v) the imposition of any lien, levy, attachment or execution on the Business or the assets of the Company created or imposed by any governmental entity or any creditor.

     (6) The Managing Director shall have the sole authority and power to cause the Company to do any action that is not a Material Action and to make any decision on behalf of the Company that does not relate to a Material Action or is specified as a decision for the Board of Directors in this Agreement. Except as limited by this Agreement, the Managing Director shall have the sole responsibility, authority and power to manage the Business and affairs of the Company.


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                                    ARTICLE 4
                      PARTIES' CONTRIBUTIONS TO THE COMPANY

4.01 General: All IP whether created for or currently being used by TWM and/or the Winner Channel under the terms of the Winner Channel Agreement, and whether owned by the Parties each in their own right or jointly, (including customer data) shall be assigned, to the extent possible, or licensed royalty free to the Company by the relevant Party for an initial term of forty (40) years, and thereafter shall continue unless such license is terminated by either side on ten (10) year's notice being given, provided however that for the initial 40 year term Z4P shall not be entitled to terminate said license. Further, any IP created by either Party under the provisions of their respective Service Level Agreement or commissioned by the Company from any third party shall be the property of the Company and this shall, for the avoidance of doubt, include any derivations, modifications, enhancements or updates to IP that has been licensed or assigned by either Party to the Company.

4.02 TWM hereby agrees:

     o to assign as far as is possible the TWM Client Contracts to the Company;

     o to assign the Winner Channel stylised logo, associated artwork and trademarks or registrations, if any;

     o to assign all personal customer data in its possession from or relating to Winner Channel customers; and

     o to exclusively transfer the benefit of the UK casino remote gambling license currently operated by TWM to the Company.

     For the avoidance of doubt, any license shall include any necessary access to source and object code that would enable the Company, if necessary, to support, update and operate such software without TWM's involvement and TWM will at the request of the Company provide such source and object code to the Company.

4.03 Z4P hereby agrees:

     o to assign or license its Zonemas back office system and future versions thereof on a non-exclusive basis;

     o to assign or license the generic software, artwork and designs embodied in all participation TV client-side betting applications on a non-exclusive basis, subject always to the provisions of Clause 10.01 of this Agreement;

     o to assign or license MixTV's Director and Entertainment Game server and all middleware or other integration work for the provision of PTV services to the Winner Channel on a non-exclusive basis, subject always to the provisions of Clause 10.01 of this Agreement; and

     o    to assign all customer data in its possession.

     For the avoidance of doubt, any license shall include all necessary access to source and object code that would enable the Company, if necessary, to support, update and operate such software without Z4P's involvement and Z4P will at the request of the Company provide such source and object code to the Company.


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4.04 Each Party undertakes to provide services and contributions to the Company in the manner of that set out in the Service Level Agreements. Each Party agrees that the Board may at their discretion determine to issue loan notes at an interest rate of $US LIBOR plus 1.5% per annum, or such other rate as shall be determined at the time by the Board, in consideration for the payment of any fees owing to either Party under the provisions of the Service Agreements. The issue of such loan notes shall be subject to the obtaining of any required legal or regulatory consents by the Board in advance of the issue of such loan notes, the maintenance of any capital contribution requirements or liquidity conditions imposed under any licence or regulation to which the Company may be subject and to any other regulatory or legal requirements or conditions to which the Company may be subject at that time.

4.05 The Company shall initially finance its own employees (initially the Managing Director), and related overheads, and any other activity as described in the Business Plan. The Company shall have the option at any time to cease the services provided by the Parties, or either one of them, and to receive such services from third parties.

4.06 In the event that any service is terminated by the Board in accordance with the provisions of the relevant Service Level Agreement, the Party whose service is terminated shall make a cash contribution to the Company of the difference between the amount budgeted by the Company for the Party's service and the cost of the service provided by a substitute service provider.

                                    ARTICLE 5
                                FINANCIAL MATTERS

5.01 CAPITAL

     If the Company requires additional funds, the Board shall convene and arrive at a satisfactory decision on the matter. Any such decision to determine the mechanism under which additional funds are raised shall require the unanimous consent of the Board. Each Party hereby covenants to subscribe for sufficient capital or to provide sufficient funds to the Company to enable the Company to comply with any financing or liquidity ratios or licensing requirements imposed on the Company by any regulatory authority, regulation or legislation to which the Company is subject, from time to time.

5.02 PAYMENTS AND DISTRIBUTIONS

     All funds from time to time available to the Company which in the unanimous opinion of the Board are not otherwise required for the Company's purposes and as are available for distribution in accordance with the provisions of the Act and any other legal or regulatory provisions the Company may be subject to at the time, including, without limitation, the maintenance of any capital contribution requirements or liquidity conditions imposed by any licence or regulation to which the Company may be subject from time to time, shall be paid, applied and distributed as follows:

     (1) first, to the making of any payments which are due from the Company to any bank or lender other than a Shareholder;

     (2) second, to the repayment of interest owing on loans from Shareholders to the Company, such payments to be made PRO RATA in accordance with the interest owing;


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     (3)  third, to the repayment of the principal amount of loans from
          Shareholders to the Company, such payments to be made PRO RATA in accordance with the principal amounts owing to each Shareholder; and

     (4) fourth, but subject to the other provisions of this Agreement and the Act, the balance shall be distributed to the Shareholders by way of dividends.

5.03 ACCOUNTANTS

     All of the Shareholders, by unanimous agreement on a yearly basis, shall appoint the accountants of the Company and determine the remuneration of the same. The accountants of the Company shall have access to all books, accounts, records, vouchers, checks, papers and documents which relate to the Company, including those of the Shareholders.

5.04 BOOKS OF ACCOUNT

     Subject to all applicable laws, and the Act, proper books of accounts and records shall be kept by the Company at the registered office of the Company and all entries shall be made therein in accordance with generally accepted accounting principles. Upon giving not less than 14 days' notice to the Managing Director, each Shareholder may require a meeting with the Managing Director during normal business hours at which meeting such Shareholder or its nominee shall have free access to examine such books of account and records, provided that any confidential information which is obtained shall not be disclosed to others or used for any improper purpose. Each Shareholder shall at all times, without any concealment or suppression, furnish correct information, accounts and statements to the Shareholders and the Company in respect of all transactions pertaining to the Company.

5.05 FINANCIAL REPORTING

     The Board shall cause the Managing Director to prepare and send to each
     Shareholder:

     (1) an un-audited profit and loss statement and balance sheet as at the end of each calendar quarter, prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods and setting forth in the statements in comparative form figures for the corresponding calendar quarter in the preceding year - such documents to be sent to the Shareholders within 30 days following the end of each calendar quarter; and

     (2)  annual financial statements, prepared by the Accountants, containing:

          (a) the balance sheet of the Company, prepared in accordance with generally accepted accounting principles applied on a consistent basis; and

          (b) a statement of profit and loss and a statement of changes in financial position, prepared in accordance with generally accepted accounting principles applied on a consistent basis, by the Company for such period;

          such statements shall be audited, unless otherwise determined by unanimous consent of all Shareholders, subject to the provisions of the Act and any other legal or regulatory provisions the Company may be subject to at the time, and shall be sent to the Shareholders within 60 days after the end of each fiscal year of the Company.

5.06 BUDGETS

     The Company shall adopt and keep in place, by unanimous consent of the Directors, a current operating budget and a current capital budget. Any expenditure not permitted under an applicable budget may be made only with the unanimous consent of the Directors.

5.07 SHAREHOLDER'S AUDIT

     A Shareholder (the "AUDITING SHAREHOLDER") may from time to time (but not more than once during any 12 month period) upon making a written request to the Managing Director (the "AUDIT REQUEST"), at its own expense, cause an audit to be made of the Company's books and accounts by a chartered accountant or certified public accountant appointed by such Shareholder. Such audit shall be conducted in the presence of the Managing Director and/or his/her nominees at a place determined by the Managing Director. Within 7 days of receiving an Audit Request, the Managing Director will notify the Auditing Shareholder of the place and time at which such audit may be conducted (which time shall be not later than the 21st day after the Audit Request was delivered). Such auditor shall, for the purpose of performing the audit, have access to all books, accounts, records, vouchers, checks, papers and documents of or which relate to the Company's business and shall be entitled to require from the Shareholders, directors, officers and employees of the Company, such information and explanations as in its opinion are necessary to enable him to make such an audit. The results of the audit shall be disclosed to the Company and the Shareholders. If the audit discloses that there are material irregularities in the books and accounts of the Company, then the Shareholder who has caused the audit to be made shall be reimbursed by the Company for all [reasonable] costs and expenses incurred by him to have such audit performed. If the audit report identifies material irregularities, the Auditing Shareholder may cause a follow-up audit to be conducted to verify that the Company has corrected the material irregularities; the cost of the follow-up audit shall be borne by the Company.

5.08 BANK ACCOUNT

     The Company shall maintain a bank account or bank accounts with a Bank located in Guernsey. All bank accounts of the Company shall be kept in the name of the Company. All monies received for the account of the Company shall be paid immediately into a bank account of the Company in the same drafts, checks, bills or cash in which they are received.

5.09 WIND-UP

     (1) If the Shareholders unanimously agree to wind-up the Company, the winding-up shall be conducted in the manner proposed by the Liquidator appointed, the assets of the Company should be sold and the net proceeds (after payment of all of the Company's debts and obligations in the opinion of the liquidator) shall be divided between the Shareholders on a PRO RATA basis having regard to the respective number of Shares they own. The Liquidator may exercise all its powers under the Act, and may distribute assets of the Company IN SPECIE.

     (2) Upon the completion of the winding-up of the Company, the Shareholders and their Affiliates shall not be restricted in any way from engaging in the Company's former activities, unless the Parties mutually agree otherwise.

                                    ARTICLE 6
                             DEALING WITH SECURITIES

6.01 NO TRANSFER OF SECURITIES OR RIGHTS

     A Shareholder shall not transfer any Securities or rights under this Agreement except as permitted by this Agreement or with the written consent of all other Shareholders.

6.02 INITIATION OF SALE PROVISIONS

     No Shareholder shall initiate a sale or purchase under this Section until such time as any sale or purchase previously initiated under this Section has been completed or otherwise ceased to be effective.

6.03 NEW SHAREHOLDERS

     If a Transfer of Shares to a person who is not an existing Shareholder under this Agreement (the "TRANSFEREE") is permitted in accordance with this Agreement or by consent of all Shareholders, and subject to the approval of any regulatory body by which the Company is licensed or governed the Transferee shall as a condition of Transfer enter into an agreement with the Company and the remaining Shareholders pursuant to which the Transferee shall be entitled to all the benefits and shall assume all of the obligations of the transferor under this Agreement.

6.04 DEFAULT PROVISIONS

     (1)  For the purposes of this section:

          (a)  an "Event of Default" occurs whenever:

               (i) a Shareholder becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors;

               (ii) a receiver, receiver and manager, administrator or other officer with similar powers is appointed for all or any material part of a Shareholder's property;

               (iii) steps are taken or proceedings are initiated for the dissolution, declaration en etat de desastre, winding-up or other termination of a Shareholder or for the liquidation of a Shareholder's assets;

               (iv) a Shareholder is in material default under any provision of this Agreement, provided that:

                    (aa) if such default is not capable of rectification then no notice of such default need be given by any other Shareholder; or

                    (bb) if such default is capable of rectification then such default shall not become an "Event of Default" until another Shareholder has given notice of the default to such Shareholder and such default remains un-rectified for a period of 30 Business Days following the giving of such notice (however if the default is of a nature that it cannot be rectified within 30 Business Days, such 30 Business Day period shall be extended as agreed between the Parties provided that the rectification of the default is begun promptly after receipt of such notice and is pursued with due diligence to completion).

          (b) "Offeror" means the Shareholder referred to in SECTION 6.04(1) and "Offeree" means the other Shareholder.

     (2) If an Event of Default occurs, the Offeror shall be obliged to notify the Offeree of the Event of Default, giving sufficient detail of the Event, and the Offeree shall have the right to purchase all (but not less than all) of the Shares owned by the Offeror (the "OFFERED SHARES") at their Transfer Value as of the Transfer Valuation Date in accordance with the provisions of this section.

     (3) If the Offeree desires to purchase Offered Shares due to an Event of Default, it shall notify the other Offeror of such desire within 30 days of receipt of notice of the Event of Default and shall proceed with diligence to have the Transfer Value determined as soon as reasonably possible. For the purposes of this section, an Offeree shall be deemed to have learned of the Event of Default no later than the date that it receives notice to that effect from the other Shareholder.

     (4) As soon as the Transfer Value is determined, the Company shall by notice (the "VALUE NOTICE") advise both Shareholders of the determination and provide reasonable particulars of such determination.

     (5) The Offeree may only purchase the Offered Shares by notice (the "ACCEPTANCE") given to the other Shareholder to this Agreement within 30 days following receipt of the Value Notice (the "ACCEPTANCE PERIOD"). If the Offeree gives its Acceptance within the Acceptance Period, the transaction of purchase and sale shall be completed on the 90th day following the expiry of the Acceptance Period (or the next Business Day thereafter if the 90th day is not a Business Day). If the Offeree does not give its Acceptance within the Acceptance Period, the right of the Offeree to purchase the Offered Shares shall forthwith cease with respect to the Event of Default for which the Value Notice was given.

     (6)  All definitions in this section apply to this section only.

6.05 RIGHT OF FIRST REFUSAL - MARKET LAST

     (1) Either Shareholder (the "OFFEROR") who desires to sell part of its Shares (the "OFFERED SHARES") pursuant to this section shall first make a bona fide offer to sell the Offered Shares to the other Shareholder (the "OFFEREE") by giving notice (the "OFFER") referring to this section and stating the terms upon which the Offeror desires to sell the Offered Shares.

     (2)  The Offer shall:

          (a) be in sufficient detail and include details of the proposed purchaser, if any at that stage, that it can reasonably be accepted and completed by the Offeree;

          (b)  include a purchase price payable in cash on closing; and

          (c) include the place, time and date of closing, reasonably established.

     (3) The Offeree may only accept the Offer by notice (the "ACCEPTANCE") given to the Offeror within 14 days following receipt of the Offer (the "ACCEPTANCE PERIOD"). If the Offeree gives its Acceptance within the Acceptance Period, the transaction of purchase and sale shall be completed on the 90th day following the expiry of the Acceptance Period (or the next Business day thereafter if the 90th day is not a Business Day).

     (4) If the Offered Shares are not purchased by the Offeree in accordance with the foregoing provisions in this section 6.05, the Offeror may complete a sale of the Offered Shares to an incorporated entity (the "PURCHASER") within 180 days after the expiry of the Acceptance Period on terms no more favourable to the Purchaser than those stated in the Offer, save that where the identity of the Purchaser has not been notified to the Offeree in the Offer, the Offeror must notify the Offeree of the identity of the Purchaser and the Offeree shall have the rights set out in subsection (3) of this section 6.05 to accept the Offer and purchase the Offered Shares in the place of the Purchaser. If such sale is not completed to the Purchaser within the 180 day period, the rights of the Offeree under this section shall again take effect.

     (5)  All definitions in this section apply to this section only.

6.06 THIRD PARTY OFFER FOR 100% OF SHARES

     (1) A Shareholder (the "FIRST SHAREHOLDER") who desires to sell all (but not less than all) of its Shares (the "FIRST SHAREHOLDER'S SHARES") pursuant to this section shall first obtain a bona fide offer (the "INITIAL THIRD PARTY OFFER") from a third party (the "INITIAL THIRD PARTY"), which third party is an incorporated entity, for the purchase of all the issued and outstanding Shares of the Company (the "OFFERED SHARES").

     (2)  The Initial Third Party Offer shall:

          (a) be in sufficient detail that it can reasonably be accepted and completed by the Shareholders as vendors and either the Third Party as purchaser for the Offered Shares or the other Shareholder (the "SECOND SHAREHOLDER") as purchaser for the First Shareholder's Shares;

          (b)  include a purchase price payable in cash on closing;

          (c)  be stated to be subject to the provisions of this section; and

          (d) include the place, time and date of closing, reasonably established.

     (3) The First Shareholder shall then offer to sell the First Shareholder's Shares to the Second Shareholder on the same terms as in the Initial Third Party Offer by notice (the "OFFER") given to the Second Shareholder referring to this section and including a copy of the Initial Third Party Offer. Upon receiving the Initial Third Party Offer, the First Shareholder must disclose to the Second Shareholder any prior, existing or intended business or other connection, direct or indirect, between the First Shareholder (and/or any of its Affiliates of Subsidiaries) and the Initial Third Party; if the First Shareholder fails to disclose such a connection, the Second Shareholder shall have the right to terminate and void any sale of Shares to the Initial Third Party.

     (4) The Second Shareholder may within the 20 Business Day period (the "ACCEPTANCE PERIOD") after receiving the Initial Third Party Offer:

          (a) accept the Offer by notice (the "ACCEPTANCE") given to the First Shareholder, in which case the Second Shareholder shall not be required to provide a deposit prior to closing and the transaction of purchase and sale shall be completed on the 20th Business Day following the expiry of the Acceptance Period; or

          (b) obtain a second bona fide offer (the "SUBSEQUENT THIRD PARTY OFFER") from a third party (the "SUBSEQUENT THIRD PARTY"), which third party is an incorporated entity, for the purchase of the Offered Shares.

     (5) If the Second Shareholder elects not to accept the Offer and obtains a Subsequent Third Party Offer, which it desires to accept and which yields greater net proceeds to the Shareholders than they would receive under the Initial Third Party Offer, the Second Shareholder shall provide a copy of the Subsequent Third Party Offer to the First Shareholder and at that time must disclose to the First Shareholder any prior, existing or intended business or other connection, direct or indirect, between the Second Shareholder (and/or any of its Affiliates of Subsidiaries) and the Subsequent Third Party; if the Second Shareholder fails to disclose such a connection, the First Shareholder shall have the right to terminate and void any sale of Shares to the Subsequent Third Party. Subject to the foregoing, if the Subsequent Third Party Offer does yield greater net proceeds to the Shareholders than they would receive under the Initial Third Party Offer, the Shareholders shall accept the Subsequent Third Party Offer and sell the Offered Shares to the Subsequent Third Party on the terms contained in the Subsequent Third Party Offer.

     (6) If, within the Acceptance Period, the Second Shareholder does not accept the Offer (to purchase the Shares of the First Shareholder at the price per share contained in the Initial Third Party Offer) and does not obtain a Subsequent Third Party Offer (that yields greater net proceeds to the Shareholders than they would receive under the Initial Third Party Offer), the Shareholders shall accept the Initial Third Party Offer and sell the Offered Shares to the Initial Third Party on the terms contained in the Initial Third Party Offer.

     (7)  All definitions in this section apply to this section only.

6.07 SELECTION OF VALUATOR

     If this Agreement provides for the purchase and sale of Shares at their Transfer Value and if the Shareholders cannot agree on the Transfer Value, then upon the request of any Shareholder, the Company's Accountant shall determine the Transfer Value as at the applicable Transfer Valuation Date. In the remainder of this section the Accountant is also referred to as the "Valuator". For the purpose of determining the Transfer Value, the Valuator may appoint, at the expense of the Company, an independent valuator or appraiser to assist in such determination. The Valuator and any valuator or appraiser assisting the Valuator shall act as an expert and not as an umpire or arbitrator and shall not be bound by the rules of natural justice and may elect, at their discretion, to hear representations from any party to this Agreement with respect to the Transfer Value. The determination of the Transfer Value made by the Valuator shall, for the purposes of this Agreement, be final and binding on the parties to this Agreement and no appeal shall lie therefrom.

     Notwithstanding the foregoing, if any Shareholder disagrees with the determination of the Accountant as to the Transfer Value, such Shareholder may, by notice in writing to the other Shareholders, require an independent qualified business valuator, which must be a national accounting firm in the United Kingdom who is not the accountant or auditor for any party to this Agreement, to review the Accountant's determination of the Transfer Value and the determination of such independent valuator, which shall be final and binding on the parties to this Agreement. The fees and disbursements of the independent valuator shall be borne by the Shareholder requesting the review unless the value found by the independent valuator varies by more than 10% from the valuation determined by the Accountants and provided that such variation is in favour of the Shareholder requesting the review, in which event the fees and disbursements of such independent auditor shall be borne by the Company, subject to compliance with the Act.

6.08 DETERMINATION OF TRANSFER VALUE OF SHARES

     If the Shareholders cannot agree on the Transfer Value, it shall be arrived at by the Valuator by multiplying the fair market value of each issued and outstanding Share (i.e. fair market value of all issued and outstanding Shares divided by the number of issued and outstanding Shares) by the number of Shares to be transferred.

6.09 TIMING FOR VALUATION

     Such determination shall be made in writing and given to all Shareholders and to the Company within 45 days of the date of the request made to the Valuator to make such determination or as soon thereafter as may be reasonably possible. If the Valuator fails to do so or is unwilling to do, any party to the transaction of purchase and sale may apply to a court of competent jurisdiction to have a substitute appointed for the Valuator.

6.10 COSTS OF VALUATION

     All fees and disbursements charged by the Valuator shall be paid by the parties to the transaction of purchase and sale or, at the Managing Director's option, by the Company, subject to compliance with the Act.

6.11 CLOSING PROVISIONS

     Unless otherwise provided for in this Agreement, the closing (the "CLOSING") of any sale of Shares (the "TRANSFERRED SHARES") between Shareholders (the seller of Transferred Shares being called the "VENDOR" and the purchaser of Transferred Shares being called the "PURCHASER") shall be held at the registered office of the Company at 11:00 a.m. on the date provided for Closing and, at Closing:

     (1)  the Vendor shall:

          (a) deliver to the Company signed resignations of the Vendor and the Vendor's nominees, if any, as Directors, officers and employees of the Company, as the case may be, such resignations to be effective at Closing, to the extent Vendor is transferring all of its Shares in the Company;

          (b) transfer the Transferred Shares to the Purchaser free from all mortgages, charges, security interests, claims, encumbrances and restrictions whatsoever (except restrictions created under this Agreement). If, at Closing, the Transferred Shares are subject to any mortgage, charge, security interest, claim, encumbrance or restriction, then the Purchaser may do such acts and things, and make such payments, as seem necessary to the Purchaser, acting reasonably, in order to discharge such mortgage, charge, security interest, claim, encumbrance or restriction and the Purchaser shall deduct from the purchase price for the Transferred Shares all costs and expenses incurred in so doing; and

          (c)  pay any amount owing to the Company by the Vendor; and

          (d) deliver to the Company all records and documents belonging to the Company and which are in the Vendor's possession or control.

     (2) the Purchaser shall pay for the Transferred Shares by wire transfer into a bank account specified by the Vendor; and

     (3) any amount owing by the Company to the Vendor shall be paid by the Company.

6.12 FAILURE TO CLOSE

     (1) If the Vendor fails to complete the transaction of purchase and sale, then the amount which the Purchaser would otherwise be required to pay to the Vendor at Closing may be deposited by the Purchaser into a trust account in the name of the Vendor at the bank branch used by the Company. Upon making the deposit and giving the Vendor notice that the deposit was made, the purchase of the Transferred Shares by the Purchaser shall be deemed to have been fully completed and the Transferred Shares shall be conclusively deemed to have been transferred to and vested in the Purchaser and the Secretary of the Company shall cause the name of the Purchaser (or its nominee as directed) to be entered in the share register of the Company as the holder of the Transferred Shares. The Vendor shall be entitled to receive the amount deposited in the trust account upon satisfying the Vendor's obligations pursuant to SECTION 6.11.

     (2) If the Purchaser fails to complete the transaction of purchase and sale, the Vendor may, at its option (exercisable by giving written notice thereof to the Vendor on or as soon as reasonably practicable after the intended Closing) and in addition to any other rights it may have at law including seeking an order for specific performance and/or damages, terminate the transaction and the Purchaser's right at that time to purchase the Transferred Shares shall be deemed to be null and void.

     (3) If any Transfer of Shares is subject to review under the provisions of any statute, the Closing shall be conditional upon the consent or allowance or deemed consent or allowance of the purchase of the Shares by the applicable public authority, which consent or allowance shall be on terms and conditions reasonably satisfactory to the Purchaser. Notwithstanding any other provision in this Agreement, the Closing shall be delayed until the receipt of such consent or allowance or deemed consent or allowance.

                                    ARTICLE 7
                                   TERMINATION

7.01 TERMINATION

     This Agreement, excluding any non-competition and confidentiality provisions in it, shall terminate upon:

     (1)  The written agreement of all Shareholders;

     (2) The dissolution or bankruptcy, declaration en etat de desastre or winding-up of the Company or the making by the Company of an assignment under the bankruptcy laws of any applicable jurisdiction, or

     (3)  One Shareholder becoming the beneficial owner of all of the Shares.

7.02 CONSEQUENCES OF TERMINATION

     Upon termination of this Agreement, all other agreements between the Parties will be terminated.

                                    ARTICLE 8
                         REPRESENTATIONS AND WARRANTIES

8.01 MUTUAL REPRESENTATIONS

     Each Shareholder represents and warrants that:

     (1) it has been duly incorporated or created and is validly subsisting and in good standing under the laws of its jurisdiction of incorporation;

     (2) it has the corporate power and authority to enter into and perform its obligations under this Agreement;

     (3) this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and enforceable obligation enforceable against it in accordance with its terms; and

     (4) it is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law which would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

8.02 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All of the representations and warranties made in this Agreement shall survive the execution of this Agreement and shall be deemed to be continuing.

                                    ARTICLE 9
                           GENERAL CONTRACT PROVISIONS

9.01 APPLICATION OF THIS AGREEMENT

     The terms of article 6 shall apply MUTATIS MUTANDIS to any shares:


     (1) resulting from the conversion, reclassification, redesignation, subdivision or consolidation or other change of the Shares; and

     (2) of the Company or any successor body corporate which may be received by the Shareholders on a merger, amalgamation, arrangement or other reorganization of or including the Company,

     and prior to any such action being taken the parties shall give due consideration to any changes which may be required to this Agreement in order to give effect to the intent of this section.

9.02 FURTHER ASSURANCES

     Each party shall sign such other documents and do and perform such other acts as may, in the reasonable opinion of counsel for any other party, be necessary or desirable in order to give full effect to this Agreement. Each Shareholder agrees to vote and act as a shareholder of the Company to fulfill the provisions of this Agreement and in all other respects to comply with, and use all reasonable efforts to cause the Company to comply with, this Agreement, and to the extent, if any, which may be permitted by law, shall cause its respective nominee(s) as Directors to act in accordance with this Agreement, subject always to the Directors' overriding fiduciary duties.

9.03 ASSIGNMENT

     Unless expressly permitted in this Agreement, no Party may assign such Party's rights or obligations under this Agreement without the prior written consent of all other Parties save as permitted by the terms of this Agreement.

9.04 TIME OF THE ESSENCE

     Time shall be of the essence in respect of every part of this Agreement.

9.05 CONFIDENTIALITY

     Each party agrees not to, at any time or under any circumstances, without the prior written consent of the other party to this Agreement, directly or indirectly communicate or disclose to any third party any confidential knowledge or information howsoever acquired by such party relating to or concerning the customers, products, technology, trade secrets, systems, operations, IP or other confidential and/or proprietary information regarding the property, business and/or affairs of the Company or any of its Affiliates or Shareholders, nor shall such party utilize or make available any such knowledge directly or indirectly in connection with any other business or activity in which such party is or proposes to be involved, or in connection with the solicitation or acceptance of employment with any person. Without limiting the generality of the foregoing, each Shareholder agrees not to:

     (1) permit any of its directors, officers, employees or agents to divulge to any person, firm, association, syndicate, company or organization the name of any customer, client or supplier of the Company, and

     (2) interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee of the Company.

9.06 BENEFIT OF THE AGREEMENT

     This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

9.07 NOTICES

     Any demand, notice, request or other communication required or permitted to be given in connection with this Agreement (referred to in this section as a "NOTICE") shall be given in writing and delivered personally or by next-day courier or by facsimile transmission. A notice shall be addressed to the recipient as follows:

          if to TWM at 19 Bolsover Street, London W1W 5NA and at fax no. +44
          (0)20 7665 4401;

          if to Z4P, at 104 Foulk Road, Wilmington, DE 19803 and at fax no. +972 364 72722;

          if the Company, to the Managing Director at the registered office of the Company with a copy to each Shareholder,

     or to such other address as may be designated by written notice by any Party to the others. Such notice shall be conclusively deemed to have been given and received when so delivered, provided that delivery actually made on a day after normal business hours or on a day which is not a Business Day shall be deemed to have been made at the commencement of the next Business Day, and further provided that any notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

9.08 INTERPRETATION

     (1) All references in this Agreement to sections are references to sections of this Agreement unless otherwise provided.

     (2) Unless the context requires otherwise, words importing the singular number shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and VICE VERSA.

9.09 REFERENCES TO LAWS

     Any references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body, in whatever form, shall be construed as a reference to it as amended or re-enacted from time to time or as a reference to any successor to it.

9.10 AMENDMENTS AND WAIVERS

     No provision in this Agreement may be amended or waived except in writing.

9.11 SEVERABILITY

     Any finding that a provision of this Agreement is invalid or unenforceable shall apply only to such provision.

9.12 ENTIRE AGREEMENT

     The parties expressly agree that in all respects pertaining to this Agreement and its subject matter their rights, obligations and remedies shall be governed exclusively by the terms of this Agreement and that this Agreement supersedes any prior understandings and agreements between them with respect to its subject matter. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly made in this Agreement.

9.13 ATTORNEY'S FEES AND LEGAL COSTS

     Should any dispute be commenced between the parties concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party or parties in such dispute shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for their attorney's fees in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose. For purposes of this section, the term "prevailing party or parties" shall mean the party or parties who obtain substantially the relief sought by such party or parties in such claim, suit or other legal proceeding, whether by settlement, summary judgment, judgment or otherwise.

9.14 CONSTRUCTION

     The preparation of this Agreement has been a joint effort of the parties and the resulting document shall not, solely as a matter of judicial consideration, be construed more severely against one party than the other parties.

9.15 COUNTERPARTS

     This Agreement may be signed by the parties in separate counterparts each of which when so signed and delivered shall be an original and all such counterparts shall together constitute one instrument.

9.16 GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of Guernsey. Each party to this Agreement agrees to submit to the exclusive jurisdiction of the courts of Guernsey.

                                   ARTICLE 10
                                 NON-COMPETITION

10.01 NON-COMPETITION

     (1) Each of the Shareholders covenants and agrees that neither it nor any of its Affiliates will (individually or collectively), for as long as it holds more than 10% of the total issued share capital of the Company and/or it has a Director on the Board and for a period of 12 months following the date on which it ceases to hold more than 10% of the total issued share capital of the Company and/or it ceases to have a Director on the Board, in any manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by any person, firm, association, syndicate, corporation or organization engaged in or concerned with or interested in any business in the United Kingdom related to or regarding products and services which are similar to or compete with the Business in so far as the Business relates to activities requiring a gambling license wherever or however the activities are undertaken in the United Kingdom;


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


     (2) The Shareholders further agree that the Company shall not undertake any activities outside of "gambling"-related services that directly compete with the activities of either Party. The Shareholders hereby agree that prior to the Company undertaking non-"gambling" services or supplying non-"gambling" products, the Shareholders shall have the right to approve such activity.

     (3) If a potential client is to approach any Shareholder with an intention to acquire a "non-gambling" product or service that would include any of the products or services comprised in the Business, the Shareholders agree that no preference shall be given to the promotion or sale of the products of the Shareholder concerned over the products of the Company comprised in the Business. The Shareholders, however, acknowledge the ability of an independent third party to choose one product over another product.

     (4) The restrictions of this Article 10 shall apply only to future agreements and shall not retrospectively affect any current or past agreement entered into by either of the Parties.

     (5) The Shareholders hereby acknowledge that they have reviewed the provisions of SECTION 10.01(1) above, each has turned its mind to the reasonableness of its scope (both as to geographical area and time period), consulted an independent lawyer who has explained the implications of such section to it, fully understands the implication of such section, and is entirely satisfied that the provisions of such section in their entirety are necessary and reasonable for the protection of the legitimate business interests of the Company and each Shareholder and should be given full force and effect.

     (6) The Shareholders agree that the remedy at law for any breach of the provisions hereof by it or by an Affiliate of it may be inadequate and that in the event of such breach the Company and/or the relevant Shareholder shall be entitled to make an application to the appropriate court granting the Company and/or the relevant Shareholder temporary and/or permanent injunctive relief against the Company, the relevant Shareholder and/or one or more of their Affiliates, without the necessity of proving actual damage, for the purpose of preventing the breaching party or parties from continuing such breach.

                                   ARTICLE 11
                                    DEADLOCK

11.01 Wherever the Shareholders or the Board are unable to arrive at a unanimous decision on a matter by reason of disagreement between them then the relevant meeting shall be adjourned and shall be reconvened at the same time and place at the expiry of a period of not less than twenty-eight (28) days from the date on which it was first held. In such period the Shareholders shall consult together in good faith with a view to resolving such disagreement, but if upon second convocation such resolution still cannot be validly passed because there is parity of votes cast for and against such resolution or for want of a quorum, deadlock shall be deemed to have occurred in relation to that matter.

11.02 In no circumstances shall any of the Shareholders create an "artificial deadlock". For the purposes of this Clause 11.02 an "artificial deadlock" shall be a deadlock caused by:

     (1) any of the Shareholders or its respective representatives failing to attend (or appoint a proxy or representative to attend in its place) a duly convened general meeting or Board meeting which is necessary to enable the Company to carry on the Business properly and efficiently; or

     (2) any of the Shareholders unreasonably refusing to exercise or failing to exercise its respective powers under the Articles of Association to appoint or remove a Director.

11.03 If and whenever a deadlock is deemed to have occurred any of the Shareholders may at any time thereafter and for so long as such deadlock is continuing serve a notice in writing to the other (such notice to be headed "DEADLOCK NOTICE" and to refer to this Clause and the possibility that the Company may be placed into liquidation) and if such deadlock shall not be resolved within a further period of sixty (60) days following service of such notice then at any time following expiry of the Deadlock Notice and for so long a such deadlock is continuing:

     (1) any of the Shareholders (the "OFFEROR") may offer in writing (the "OFFER") to the others (the "OFFEREE") in the alternative either:

          (a) to sell all (but not part only) of the Shares owned or held by the Offeror (the "SALE OFFER") at the Price (as hereinafter determined); or

          (b) to purchase from the Offeree all (but not part only) of the Shares owned or held by the Offeree (the "PURCHASE OFFER") at the Price.

          Only one set of Offers may be made and any purported Offer made by one Shareholder shall be void and ineffective if at that time a valid Offer shall then have been made by the other Shareholder. For this purpose an Offer shall be deemed made when notice of it has been served on the Offeree in accordance with the provisions of Clause 9.07 unless in consequence of the operation of such Clause two or more offers sent by post of facsimile copy are deemed made at the same time in which event the Offers shall rank in point of time by reference to the time at which notice of them is actually posted or (as the case may be) actually transmitted;

     (2)  any Offer must contain both a Sale Offer and a Purchase Offer;

     (3) the "Price" in respect of the Shares comprised in each Offer shall mean either such sum as the Offeror shall specify in the Sale Offer and in the Purchase Offer (being the same sum in respect of both parts of such Offer) or (if the Offer does not specify any such sum or if the Offeror in the Offer so elects or if the Offeree within fourteen
          (14) days after the Offer is made so elects by notice in writing to the Offeror) such sum as the Independent Accountants (as hereinafter defined) shall certify to be in their opinion the fair value of such ordinary shares on a going concern basis as between a willing buyer and a willing seller contracting on arms' length terms as at the date of the Offer and on the basis that no account is taken of the fact that the Shares comprised in the Offer are a particular proportion (and in particular whether a minority or a majority) of the total number of Shares in the Company). It shall be a fixed term of the Offer that the Price shall be payable in cash on the date of completion of he relevant sale;

     (4) the Independent Accountants shall be a firm of chartered accountants (not being the auditors for the time being or past auditors of the Company) of international standing and repute agreed upon by the Shareholders or in default of agreement within seven (7) days nominated on the application of either such party on notice to the other by the President for the time being of the Institute of Chartered Accountants in England and Wales;

     (5) the Independent Accountants in performing their duties pursuant to this Clause:

          (a)  shall act as experts and not as arbitrators;

          (b) may consult with and take such advice as in their opinion desirable from such persons as they may determine;

          (c) shall, before the issue of any certificate hereunder, offer the opportunity to each of the Shareholders to review the information on the basis of which such certificate is to be given and to allow such parties to make representations of reasonable length to the Independent Accountants in regard thereto;

          (d) shall lay down such time limits for the provision of information to them and for the making of such written representations as in their discretion they consider reasonable; and

          (e) shall endeavour to issue their certificate within 2 months of their being instructed to do so and the Shareholders shall use their best endeavours to procure that the certificate is issued within such period;

     (6) the cost and expenses of the Independent Accountants in performing their duties pursuant to this Clause shall be borne equally between the Shareholders.

     (7) The Offer by the Offeror hereunder shall be irrevocable for a period of ninety (90) days (the "OFFER PERIOD") from the date the offers are duly given to the Offeree. During the Offer Period the Offeree may either accept the Sale Offer or the Purchase Offer but the Offeree may not accept both offers. Acceptance of either the Sale Offer or the Purchase Offer shall be made by notifying the Offeror in writing of the acceptance and specifying a date and time for completion of the sale at the offices of the Company which date shall be not less than 30 days or nor more than 60 days after the date on which the Price is determined. At completion the purchasing Shareholder shall pay the Price to the selling Shareholder in cash in pounds sterling and the selling Shareholder shall deliver a duly executed transfer in respect of all of its Shares to the purchasing Shareholder together with the supporting Share Certificates therefore (or an appropriate indemnity in respect of any lost certificates) the Shares being sold by the Selling Shareholder as beneficial owner (or its equivalent) and free and clear from all liens charges encumbrances and security interests together with all rights attaching thereto;

     (8) in addition to acquiring the selling Shareholder's Shares the purchasing shareholder shall upon completion of such purchase accept the assignment of all loans made by the selling Shareholder to the Company for a consideration equal to the aggregate nominal value thereof then outstanding and interest (if any) accrued hereon but unpaid and shall pay the consideration for cash assignment in cash in the currency the said loans were given and shall procure the release of all guarantees and indemnities given by the selling Shareholder in respect of the liabilities and/or obligations of the Company or failing such release the execution of an indemnity against all claims costs demands expenses obligations and liabilities under such guarantees or indemnities on such terms and from such person as the selling Shareholder shall reasonably agree.

     (9) at completion of the sale the Directors who were nominees of the selling Shareholder shall forthwith resign (without any claims for loss of office or otherwise) from their positions in the Company.

     (10) completion of all matters referred to in Clauses 11.03(7) to 11.03(9) above shall take place simultaneously.

     (11) if after becoming bound to transfer its Shares the selling Shareholder makes default in transferring such Shares (or any of them) the Company may receive the purchase monies and the selling Shareholder shall be deemed to have appointed any one Director or the secretary of the Company its agent to execute a transfer of the relevant Shares to the purchasing Shareholder and upon execution of such transfer the Company shall hold the purchase monies in trust for the selling Shareholder. The receipt of the Company for the purchase monies shall be a good discharge for the purchasing Shareholder and after its name has been entered in the register of members of the Company, the validity of the proceedings shall not be questioned by any person.

11.04 If the Offeree does not accept either the Purchase Offer or the Sale Offer before expiry of the Offer Period the Offeree will be deemed to have accepted the Sale Offer and the amount which the Offeror would otherwise be required to pay to the Offeree must be deposited by the Offeror into a trust account in the name of the Offeree at the bank branch used by the Company. Upon making the deposit and giving the Offeree notice that the deposit has been made the purchase by the Offeror shall be deemed to have been fully completed and the Offeree's Shares shall be conclusively deemed to have been transferred to and vested in the Offeror and the Secretary of the Company shall cause the name of the Offeror (or its nominee as directed) to be entered into the Share register of the Company as the holder of such Shares.

IN WITNESS WHEREOF THE PARTIES HAVE SIGNED THIS AGREEMENT:

                               )
                               )        TWO WAY MEDIA LIMITED
                               )
                               )        Per: /s/ Jean De Fougerolles
                                        ----------------------------
                               )         Authorized Signing Officer
                               )
                               )
                               )        ZONE4PLAY INC
                               )
                               )        Per: /s/ Uri Levi, Acting CEO and CFO
                                        -------------------------------------
                               )             Authorized Signing Officer
                               )
                               )

                                   APPENDIX A
                                  BUSINESS PLAN

                                   APPENDIX B
                              TWM CLIENT CONTRACTS


                                       31